Exhibit 99.1

For Further Information:

312-690-6003

investorrelations@peakresorts.com

FOR IMMEDIATE RELEASE

Peak Resorts Announces Continued Strong Season Pass Sales Growth

Wildwood, Missouri, May 8, 2017 -  Peak Resorts, Inc. (NASDAQ:SKIS),  a leading owner and operator of high-quality, individually branded ski resorts in the U.S., today reported preliminary results from the pre-season sales of the company’s 2017/18 season pass program. Consolidated season pass unit sales and sales revenue were both up 8.6% compared to the prior year.

“We are very encouraged by the continued strong interest in our Peak Pass, which is an affordable multi-resort product for skiers and riders in the [New York city and] Northeastern U.S. regions,” said Timothy D. Boyd, president and chief executive officer. “Despite the unusually warm weather we experienced throughout the past season, the growth in season pass sales signifies steady consumer demand for our ski resorts, while easing the weather impact on our financial performance.”

About Peak Resorts
Headquartered in Missouri, Peak Resorts is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. The company now operates 14 ski resorts primarily located in the Northeast and Midwest, 13 of which are company owned, including Hunter Mountain, the Catskills' premier winter resort destination.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Cleveland and St. Louis, enabling day and overnight drive accessibility. The resorts under the company's umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction and mountain biking and other summer activities. To learn more, visit the company’s website at ir.PeakResorts.com, or follow Peak Resorts on Facebook (https://www.facebook.com/skipeakresorts) for resort updates.

Forward Looking Statements
This news release contains forward-looking statements regarding the future outlook and performance of Peak Resorts, Inc., within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties are discussed under the caption “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended April 30, 2016, filed with the Securities and Exchange Commission (the “SEC”), and as updated from time to time in the company’s filings with the SEC.  Peak Resorts undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.